As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No.1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WORLDS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	22-1848316 (I.R.S. Employer Identification Number)

11 Royal Road

Brookline, MA 02445

(617) 725-8900

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thom Kidrin, CEO

11 Royal Road

Brookline, MA 02445

(617) 725-8900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Irving Rothstein, Esq. Feder Kaszovitz LLP 845 Third Avenue, 11th Floor New York, New York 10022 Telephone: (212) 888-8200 Facsimile: (212) 888-7776

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to		Offering Price		Aggregate Offering	Amount of Registration
Securities to be Registered	be Registered(1)		per Unit(2)		Price(2)	Fee
Common Stock, par value $0.001 per share	7,000,000 Shares		$0.25	(3)	$1,750,000	$217.88
Common Stock, par value $0.001 per share	3,500,000 Shares	(4)	$0.325	(5)	$1,137,500	$141.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder includes such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(3)	Pursuant to Rule 457(c), represents the closing sales prices of our common stock for any of the five business days preceding the date hereof.
(4)	Represents shares underlying currently exercisable warrants.
(5)	Exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(2)

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED June __, 2018

WORLDS INC.

  10,500,000 Shares of Common Stock

This prospectus relates to the resale of up to 7,000,000 shares of our common stock issued to various shareholders upon the exercise of warrants previously issued in an exempt private placement, and 3,500,000 shares of common stock underlying warrants held by the same investors.

The selling security holders may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. We will not receive any of the proceeds from the sale of the shares by the selling security holders. However, we will be receiving the exercise price of $0.325 from any warrants which are exercised. The selling security holders will receive all of the proceeds from the sale of such shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling security holders will be determined at the time of such sale by the selling security holders.

Our common stock is traded on the OTCQB under the symbol “WDDD.” On June 7, 2018, the closing sale price of our common stock on the OTCQB was $0.23 per share.

(3)

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 8, 2018

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to "Worlds", “WDDD”, the "Company", "we", "us", or "our" refer to Worlds Inc., unless the context requires otherwise.

(1)

Worlds Inc.

Our History

We were formed as a result of the contemporaneous mergers on December 3, 1997 of Worlds Inc., a Delaware corporation formed on April 26, 1994 with and into Worlds Acquisition Corp., a Delaware corporation formed on April 8, 1997 and of Worlds Acquisition Corp. with and into Academic Computer Systems, Inc., a New Jersey corporation formed on May 20, 1968 (the "Mergers"). Academic Computer Systems changed its name to Worlds Inc. after the Mergers. In December 1999, we changed our name from Worlds Inc. to Worlds.com Inc. in order to better reflect our business as a consumer Internet web site that offers virtual "worlds" in which consumers interact, conduct e-commerce and receive entertainment. In February 2011 we migrated from New Jersey to Delaware and changed the name back to Worlds Inc. Effective February 15, 2018, we implemented a reverse split in the ratio of 5:1.

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained all of its related Intellectual Property (IP) consisting of the nine existing patents, 6,219,045; 7,181,690; 7,493,558; 7,945,856; 8,082,501; 8,145,998; 8,161,385, 8,407,592 and 8,640,028 and all continuance claims currently before the USPTO including any to be filed going forward.

Our Operations

The Company intends to continue to increase, and to more aggressively enforce, its IP against alleged infringers.

The Selling Security Holders

The shares are being offered for sale through this prospectus by the Selling Security Holders.  The proceeds of all such sales will inure to the sellers and not to the Company. However, we will receive the exercise price of $0.325 for each warrant which is exercised.

Implications of Being a Smaller Reporting Company

As a company with less than $75 million public float, we qualify as a “smaller reporting company” as defined by the Securities and Exchange Commission (“SEC”). A “smaller reporting company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding risk factors, executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

 We may use these provisions until the first day of our fiscal year following the year in which at the end of the second quarter we had a public float of at least $75 million held by non-affiliates.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Corporate Information

Our principal executive offices are located at 11 Royal Road, Brookline, MA 02455. Our telephone number is (617) 725-8900. Our Internet website address is www.worlds.com. The contents of the website are not part of this prospectus, nor is any of its content incorporated herein.

(2)

The Offering

Issuer	Worlds Inc.

Seller	The selling security holders. For information about the selling security holder, see “Selling Security Holders.” We are not selling the securities to the public.

Securities Offered	10.5 million shares of our common stock, par value $0.001, which includes 3.5 million shares underlying currently exercisable warrants. (1)

Common Stock to Be Outstanding Before and After the Offering (2)	56,354,833 shares before the offering and 59,854,833 shares after the offering.

Registration Rights	We intend to use our best efforts to keep the registration statement, of which this prospectus forms a part, effective until the earlier to occur of (i) the date on which the registered shares are disposed of in accordance with this prospectus or (ii) the date when all of the registered shares can be immediately sold to the public without registration or restriction. However, we are under no obligation to do so.

Trading	Our common stock trades on the OTCQB under the symbol “WDDD.”

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock.

(1)	Includes such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.
(2)	Includes the issuance of 7 million shares underlying warrants exercised in January 2018 and assumes the exercise of 3.5 million warrants.

(3)

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary statement of operations data for the years ended December 31, 2017 and 2016,  derived from our audited financial statements and related notes included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus and for the quarter ended March 31, 2018 derived from our unaduited financial statements and related notes included elsewhere in this prospectus.

	For the 3 Months Ended March 31, 2018	For the 3 Months Ended March 31, 2017	For the Year Ended Dec 31, 2017	For the Year Ended Dec 31, 2016
Revenue	$0	$0	$0	$0
Cost of goods sold	0	0	0	0
Gross Margin	$0	$0	$0	$0

Selling, general and administrative expenses	$206,931	$145,579	$503,599	$588,283

Operating (loss)	$(1,616,811)	$(209,633)	$(3,022,727)	$(828,972)

Total other income (expense)	$892,959	$(16,490)	$3,337,310	$166,733

Net (loss)	$(723,852)	$(226,123)	$(2,746,968)	$(1,132,906)

Net (loss) per share - basic	$(0.01)	*	$(0.06)	$(0.04)

Weighted average shares outstanding – basic (reflects the 5:1 reverse split)	49,354,888	48,345,830	49,096,460	32,339,667

*Less than $0.01

	As of March 31, 2018	As of December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$1,147,409	$168,229
Total assets	$1,168,407	184,227
Total liabilities	$4,628,455	5,134,843
Total stockholders' equity	$(3,460,046)	$(4,950,614)

(4)

RISK FACTORS

Our business is subject to numerous risks, including but not limited to those set forth below. Our operations and performance could also be subject to risks that do not exist as of the date of this report but emerge thereafter as well as risks that we do not currently deem material.

Risks related to our operations

Our auditors have expressed doubt about our ability to continue as a going concern. If we do not generate substantial revenue from our patent litigation and are also unable to obtain capital from other resources, we will significantly curtail our operations or halt them entirely.

Our capital requirements have been and will continue to be significant. Historically, we have been dependent on financings to fund our development and working capital needs. As of December 31, 2017, we had only limited cash or cash equivalents. Accordingly, if we do not develop sources of revenues from our patent portfolio, we would have to severely diminish our operations or halt them entirely. The opinion of our auditors contains an explanatory paragraph regarding our ability to continue as a going concern.

We have experienced relatively large losses during our development and, without significant increases in the market penetration of our services and improvements to our operating margins, we will not achieve profitability.

Since inception we have incurred significant net losses as set forth in the financial information included herein. We anticipate that we will continue to incur significant losses for at least the short-term. We will not achieve profitable operations until we successfully develop sources of revenues from our patent portfolio or generate revenues from other sources that are sufficient to offset our operating costs. We may never be able to accomplish these objectives. Patent litigation is very expensive and we may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

It will be difficult for you to evaluate us based on our past performance because we have a relatively new business strategy with a limited operating history.

We have been actively engaged in the business of being an IP company for a relatively short period of time and, accordingly, have only limited financial results on which you can evaluate our company and its new operations.

We cannot guarantee that the patents issued to us will be broad enough to provide any meaningful protection of our proprietary technologies.

We cannot be certain of the level of protection, if any that will be provided by our patents if we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, or unenforceability. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Any patents which are issued may not contain claims that will permit us to stop competitors from using similar technology.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

Third parties have, and others may, challenge the validity of our patents and other intellectual property rights, resulting in costly litigation or other time-consuming and expensive proceedings, which could deprive us of valuable rights. If we become involved in any intellectual property litigation, interference or other judicial or administrative proceedings, we may incur substantial expenses and the diversion of financial resources and technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be required to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the affected products and intellectual property rights.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. We may also become subject to injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

(5)

If we lose our key personnel our operations could be harmed.

Our success is currently dependent, in large part, on the personal efforts of Thomas Kidrin, our president and chief executive officer.  The loss of Mr. Kidrin's services could have a material adverse effect on our business and prospects.

We may not be able to economically comply with any new government regulation that may be adopted with respect to the Internet.

New Internet legislation or regulation, or the application of existing laws and regulations to the Internet and e-commerce could add additional costs and risks to doing business on the Internet. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to e-commerce. Although there are currently few laws and regulations directly applicable to e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services.

Risks related to our common stock

Possible issuances of our capital stock would cause dilution to our existing shareholders.

While we currently have 49,354,833 shares of common stock outstanding after implementing the 5 to 1 reverse split, we are authorized to issue up to 250,000,000 shares of common stock. In the event we elect to issue additional shares of common stock in connection with any financing, acquisition or otherwise, current shareholders could find their holdings substantially diluted, which means they will own a smaller percentage of our company. There are also 5 million shares of preferred stock that the board can issue under any terms it wants and without any shareholder approval. Shareholders approved the Company’s proposal to increase the authorized capital and/or a reverse split, the risk described above will is heightened even more.

Certain shareholders control a substantial portion of our outstanding common stock.

Our chief executive officer owns a significant portion of the outstanding shares of our common stock and Mr. Kidrin may be issued an additional 5 million post reverse split shares of our common stock upon the exercise of outstanding stock options. Accordingly, he will be able to influence the election of our directors and thereby influence or direct our policies.

(6)

No dividends have been paid on our common stock.

To date, we have not paid any cash dividends on our common stock and we do not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements.

The exercise or conversion of outstanding warrants and options into common stock will dilute the percentage ownership of our other shareholders. The sale of such common stock or other common stock in the open market could adversely affect the market price of our common stock.

As of March 26, 2018, there are outstanding options to purchase an aggregate of 5,430,000  shares of our common stock after implementing the 5 to 1 reverse split and more options and warrants will likely be granted in the future to our officers, directors, employees and consultants. Also, on such date there are outstanding warrants to purchase an aggregate of 7,980,000 shares of our common stock after implementing the 5 to 1 reverse stock split. The exercise of outstanding stock options and warrants and conversion of notes will dilute the percentage ownership of our other shareholders. Sales, or the expectation of sales, of a substantial number of shares of our common stock in the public market, including shares of our common stock issuable upon exercise of our stock options, could adversely affect the prevailing market price of our common stock.

We are subject to "penny stock" regulations which may adversely impact the liquidity and price of our common stock.

Our common stock is currently deemed a "penny stock." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information on penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements could reduce the level of trading activity, if any, in the secondary market for our common stock. As a result of the foregoing, our shareholders may find it more difficult to sell their shares.

(7)

USE OF PROCEEDS

We will not receive any funds from the shares registered herein, all of which proceeds shall inure to the benefit of the selling stockholders. However, we will receive the exercise price from any warrants which are exercised. If all of the warrants are exercised for cash we will receive $1,137,500.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the OTC Bulletin Board on October 20, 1998 under the symbol "WLDI." On February 11, 2000, in connection with the change in our name from Worlds Inc. to Worlds.com Inc., our symbol was changed to "WDDD." During 2001, our stock was no longer quoted on the OTC Bulletin Board and was quoted on the Pink Sheets, but returned to the Bulletin Board in the third quarter of 2008. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on the OTC Bulletin Board. The prices below for 2017 and 2016 do not reflect the 5 to 1 reverse stock split implemented in 2018.

Year Ended December 31, 2018: (adjusted for 5:1 reverse split in February 2018)	High	Low
First quarter	$0.45	$0.25
Second quarter – through June 6, 2018	$0.30	$0.20

Year Ended December 31, 2017:	High	Low
First quarter	$0.03	$0.02
Second quarter	$0.03	$0.02
Third quarter	$0.04	$0.03
Fourth quarter	$0.04	$0.03

Year Ended December 31, 2016:	High	Low
First quarter	$0.04	$0.02
Second quarter	$0.03	$0.01
Third quarter	$0.04	$0.01
Fourth quarter	$0.06	$0.02

The quotations listed above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On June 6, 2018, the closing price of our common stock as reported by the OTC Market was $0.20.

Security Holders

On December 31, 2017 there were 614 record holders of our common stock.  In addition, we believe there are at least several hundred additional beneficial owners of our common stock whose shares are held in "street name."

Dividends

We have never paid dividends, and have no current plans to pay dividends on our common stock. We currently intend to retain all earnings, if any, for use in our business.

Company Equity Compensation Plans

The following table sets forth information as of December 31, 2017 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance. The number of shares and the exercise prices in the table below have NOT been adjusted for the February 2018 reverse split in the ratio of 5:1.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	27,150,000	$0.03	—
Equity compensation plans not approved by stockholders	35,000,000	$0.03	—
Total	62,150,000	$0.03	—

(8)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

General

On May 16, 2011, we transferred, through a spin-off to our then wholly owned subsidiary, Worlds Online Inc. (currently named MariMed Inc.), the majority of our operations and related operational assets. We retained our patent portfolio which we intend to continue to increase and to more aggressively enforce against alleged infringers. We also entered into a License Agreement with MariMed Inc. to sublicense patented technologies.

At present, the Company’s anticipated sources of revenue after the spin-off will be from any revenue that may be generated from enforcing its patents.

Revenues

We generated no revenue during the year because we transferred the operations of the Company to MariMed Inc. and our other anticipated revenue generation streams did not produce any income during the quarter.

Expenses

We classify our expenses into two broad groups:

•	cost of revenues; and

•	selleing general and administration.

Liquidity and Capital Resources

We have had to limit our operations since mid-2001 due to a lack of liquidity.  However, we were able to issue equity and convertible debt in the last few years and raise small amounts of capital from time to time that enabled us to begin to pursue enforcement activities with respect to our patents. We continue to pursue additional sources of capital though we have no current arrangements with respect to, or sources of, additional financing at this time and there can be no assurance that any such financing will become available. If we cannot raise additional capital, form an alliance of some nature with another entity, or start to generate sufficient revenues, we may need to once again scale back operations.

(9)

RESULTS OF OPERATIONS

Our net revenues for each of the years ended December 31, 2017 and 2016 and the quarters ended March 31, 2017 and 2018 were $0.  All the operations were transferred over to MariMed Inc. in the spin off. The Company’s sources of revenue are anticipated to be from enforcing our patents in litigation or otherwise.

Three months ended March 31, 2018 compared to three months ended March 31, 2017

Revenue is $0 for the three months ended March 31, 2018 and 2017. All the operations were transferred over to Worlds Online Inc. in the spin off. The business up to the spin off continued to run in a severely diminished mode due to the lack of liquidity. Post spin off we still need to raise a sufficient amount of capital to provide the resources required that would enable us to continue running the business.

Cost of revenues is $0 in the three months ended March 31, 2018 and 2017.

Selling general and administrative (SG&A) expenses increased by $61,352 from $145,579 to $206,931 for the three months ended March 31, 2017 and 2018, respectively. Increase is due to activity related to the patent litigation.

Salaries and related increased by $6,406 to $70,460 from $64,054 for the three months ended March 31, 2018 and 2017, respectively. The increase is due to the increase in the CEO’s salary based on the terms of his employment agreement.

For the three months ended March 31, 2018, the Company recorded a warrant expense of $1,339,420, equal to the estimated fair value of the warrants at the date of grants. The warrant expense was due to 3,500,000 (post reverse split) warrants granted to investors of the company. For the three months ended March 31, 2017, there was no warrant expense.

For the three months ended March 31, 2018 and 2017 the Company had an interest expense of $11,096.

For the three months ended March 31, 2018 we had a gain on sale of marketable securities of $904,054. The Company sold shares in the spin-off company MariMed Inc. For the three months ended March 31, 2017 we had $0.

As a result of the foregoing, we realized a net loss of $732,852 for the three months ended March 31, 2018 compared to a net loss of $226,123 in the three months ended March 31, 2017.

Liquidity and Capital Resources

At March 31, 2018, our cash and cash equivalents were $1,147,409. During the three months ended March 31, 2018, we raised an aggregate of $875,000 from warrants being exercised for common stock. We raised an additional $904,054 through the sale of shares of stock that the Company retained in the spin off company MariMed Inc.

At March 31, 2017, our cash and cash equivalents were $200,320. During the three months ended March 31, 2017, we raised an aggregate of $292,800 from warrants being exercised for common stock.

There were no capital expenditures in the three months ended March 31, 2018 or in the three months ended March 31, 2017.

Our primary cash requirements have been used to fund the cost of operations and lawsuits, and patent enforcement, with additional funds having been used in connection with the exploration of new business lines.

The funds raised in our 2018 and 2017 financings were and will be used to enhance our patent portfolio, pay salaries to management and pay professional fees to our attorneys and auditors to prepare and file reports with the Securities and Exchange Commission.  We hope to raise additional funds to be used for further developing our portfolio of patents and to document our technology in order to enforce our patents where there is infringement.  No assurances can be given that we will be able to raise any additional funds.

(10)

Year ended December 31, 2017 compared to year ended December 31, 2016

Revenue was $0 for the years ended December 31, 2017 and 2016.  All the operations were transferred over to MariMed Inc. in the spin off. The business up to the spin off continued to run in a severely diminished mode due to the lack of liquidity. Post spin off we still need to raise a sufficient amount of capital to provide the resources required that would enable us to continue running the business.

Cost of revenues is $0 in the years ended December 31, 2017 and 2016.

Selling general and administrative (S, G & A) expenses decreased by $84,684 from $588,283 to $503,599 for the year ended December 31, 2017.  Expenses are primarily professional fees and business consulting including broker fees. Expenses decreased during the year due to less legal fees related to the patent litigation due to delays and extended court dates in 2017 compared to 2016 and a decrease in activity surrounding financings compared to 2016.

Salaries and related expenses increased by $21,934 to $262,623 from $240,689 for the year ended December 31, 2017. Increase is due to the CEO working under an employment agreement whereby he is to receive a 10% increase each year.

Loss on conversion of payable to common stock was $5,394 in 2017 compared to $0 in 2016.

For the year ended December 31, 2017, the Company recorded an option expense of $1,041,264, equal to the estimated fair value of the options at the date of grants. The option expense was due to 26,100,000 options granted to officers of the company. For the year ended December 31, 2016, there was no option expense.

For the year ended December 31, 2017, the Company recorded a warrant expense of $1,215,240, equal to the estimated fair value of the warrants at the date of grants. The warrant expense was due to 39,900,000 (pre reverse split) warrants granted to consultants and investors of the company. For the year ended December 31, 2016, there was no warrant expense.

For the year ended December 31, 2017 we had a gain on sale of marketable securities of $326,153. The Company started to sell shares in the spin-off company Worlds Online Inc. now called MariMed Inc. For the year ended December 31, 2016 we had $0.

For the year ended December 31, 2016 we had a loss on settlement of convertible notes of $246,413. For the year ended December 31, 2017 we had $0.

For the year ended December 31, 2017, the Company had interest expense of $45,000. For the year ended December 31, 2016, the Company had a gain on change in fair value of derivative liability of $6,191 and interest expense of $58,712. For the year ended December 31, 2016, the Company had a debt issuance expense of $5,000 related to the signing of the debenture during the year.

As a result of the foregoing, we realized a net loss of $2,746,968 for the year ended December 31, 2017 compared to a loss of $1,132,906 in the year ended December 31, 2016, an increase in net losses of $1,614,062.

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Liquidity and Capital Resources

At December 31, 2017, our cash and cash equivalents were $168,229. We raised $292,800 from the exercise of common stock warrants during the year ended December 31, 2017. We raised an additional $326,153 through the sale of shares of stock that the Company retained in the spin off company MariMed Inc.

At December 31, 2016, our cash and cash equivalents were $93,378. We raised an aggregate of $446,500 from issuing notes and convertible notes payable, $350,000 from issuing common stock and $127,200 from the exercise of common stock warrants during the year ended December 31, 2016.

No capital expenditures were made in 2017 or 2016.

Our primary cash requirements have been used to fund the cost of operations and lawsuits, and patent enforcement, with additional funds having been used in connection with the exploration of new business lines.

The funds raised in our 2017 and 2016 financings were and will be used to enhance our patent portfolio, pay salaries to management and pay professional fees to our attorneys and auditors to prepare and file reports with the Securities and Exchange Commission.  We hope to raise additional funds to be used for further developing our portfolio of patents and to document our technology in order to enforce our patents where there is infringement.  No assurances can be given that we will be able to raise any additional funds.

Events Subsequent to 2017 Year End

The company received an additional $875,000 in January upon the exercise of 35,000,000 (pre reverse split) warrants to purchase 35,000,000 (pre reverse split) shares of the Company’s common stock at a pre reverse split price of $0.025 per share.

On February 9, 2018 the Company implemented a 5 for 1 reverse split of the Company’s outstanding common stock.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

In the opinion of management, inflation has not had a material effect on our financial condition or results of its operations.

Stock-based Compensation

Effective January 1, 2006, we adopted FASB ASC 718-40. This statement requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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BUSINESS

General

On March 31, 2011, it was announced that our board had determined it would be in the best interest of our shareholders to transfer all of our online and operational technologies to our subsidiary, Worlds Online Inc. (currently called MariMed Inc.). The assets were transferred as of May 16, 2011 and included: Worlds’ technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures.

Worlds Inc. has retained all of its related Intellectual Property (IP) consisting of the nine existing patents, 6,219,045; 7,181,690; 7,493,558; 7,945,856; 8,082,501; 8,145,998; 8,161,385, 8,407,592 and 8,640,028 and all continuance claims currently before the USPTO including any to be filed going forward.

We intend to endeavor to prosecute our issued patents and any future issued patents against all parties that the company and our legal counsel believe to be infringing on said patents.

Enforcement actions are subject to the analysis of all relevant prior art and the costs associated with litigation.

We may also seek to acquire additional patents we believe will enhance our portfolio position in the markets within which our existing patents cover.

There can be no assurance that we will be successful in our ability to prosecute our IP portfolio or that we will be able to acquire additional patents.

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc. (currently called MariMed Inc.), the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with MariMed Inc. to sublicense its patented technologies.

As of December 31, 2017, we own an approximately 5,353,000 shares in MariMed Inc.

Before the spin-off, Worlds was a leading 3D entertainment portal which leveraged its proprietary technology, which we retained through our patent portfolio, to offer visitors a network of virtual, multi-user environments which we call "worlds". These worlds are visually engaging online environments featuring animation, motion and content where people can come together and, by navigating through the website, shop, interact with others, attend events and be entertained. In support of this portal and the overall business strategy, we design and develop software, content and related technology for the creation of interactive, three-dimensional ("3D") Internet web sites. Using our technology, we created our own Internet sites, as well as sites available through third-party online service providers.

Sites using our technology allow numerous, simultaneous visitors to enter, navigate and share interactive "worlds". Our 3D Internet sites are designed to promote frequent, repeat and prolonged visitation by users by providing them with unique online communities featuring dynamic graphics, highly useful and entertaining information content, and interactive capabilities. We believe that sites are highly attractive to advertisers because they offer access to demographic-specific user bases comprised of people that visit the site frequently and stay for relatively long periods of time.

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Recent developments

In 2017, 24,400,000 warrants were exercised at an exercise price of $0.012 per share raising $292,800 and the Company raised $326,153 from the sale of marketable securities.

In 2017 the Company increased our authorized common shares from 150 Million shares to 250 Million shares.

On February 9, 2018 we implemented a 5:1 reverse split.

Our Technology

We used our technology to produce three-dimensional portals and web sites. We believe that our core technology delivers a considerably faster frame rate for user experiences and, in some cases, a meaningful productivity increase in art production and integration over its previous generation production tools. Our technology permits the development of virtual worlds which have broad applications. These applications include but are not limited to:

•	a virtual meeting place (such as a fan club

•	a 3D e-commerce store (where merchandise can be viewed in 3D and purchased online); and

•	a virtual classroom (where content can be viewed via video streaming and then discussed in real time).

Our core technology has substantial elements written in Sun Microsystem's programming language, Java, including WorldsBrowser and WorldsShaper, so we expect that it can be made portable across Windows and UNIX Platforms because of Java's platform independence.

Our core technology includes:

•	WorldsShaper: WorldsShaper is the visual authoring component of our platform. It allows for quick assembly of pieces to create multi-user, shared state, virtual worlds. The WorldsShaper is an advanced compositing 3D building tool that integrates pre-existing or custom content, such as 3D models, textures or images created in Adobe's Photoshop, or midi or wave sound files, with architectural geometry and interactive behaviors and actions written in Java. The architectural building blocks for creating 3D worlds, the flexibility and power of integrating professional modeling and imaging tools, and the extensibility via Java make the WorldsShaper a tool well-suited for rapid creation of 3D environments.

•	WorldsServer: WorldsServer is the scalable software that we use to control and operate our on-line virtual communities. WorldsServer manages the registration and authentication of users, the locations of users within the 3D environment, the physical structure of the 3D environment, all information regarding objects that are "shared" by the participants and any of the interactions between the users such as text chat. This platform also integrates an HTTP server for the delivery of other content such as audio and video streaming and secure e-commerce applications.

•	WorldsBrowser: WorldsBrowser is used to access the 3D environments. The browser is optimized for speed, delivering relatively fast frame rates per second in highly textured virtual 3D worlds.

•	WorldsPlayer™: The WorldsPlayer allows users to view and experience our multi-user, interactive technology. Any world created with the WorldsShaper will be viewable and navigable with the WorldsPlayer. The WorldsPlayer has a high frame rate for fast, quality graphics, an easy-to-use graphic user interface, 2D web browser integration, automatic upgrade capability over the internet and a complete communication tool set including text chat, voice-to-voice chat, e-mail and animation.

•	Worlds Gamma Libraries: The Worlds Gamma Libraries are composed of sample worlds, textures, models, avatars, actions, sensors, sounds, motion sequences, and other behaviors.

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Our Strategy

Worlds Inc. will be focused solely on expanding our patent portfolio and to enforce our rights where it believes parties are infringing on its IP portfolio.

We have contracted to MariMed Inc. a perpetual world-wide license to our patented technology. Pursuant to the license, Worlds Online has the right to issue unlimited sublicenses to the licensed technology, subject to our reasonable consent. The sublicenses are subject to a revenue share negotiated between the two Companies. However, inasmuch as the patents are currently expired we do not expect any licenses to be issued.

Competition

Since all operations were transferred to Worlds Online and our business is now the expansion of our patented technology, the Company does not have any direct competition as it did in the past. However, inasmuch as we believe that multi-user, interactive 3D is becoming a “hot” area, we expect other companies, many with far more resources than us, to move into this space.

Currently, there are many companies collaborating to establish standardization of 3D usage on the Internet, the adoption of which may require changes to our technology.

Intellectual Property

U.S. Patents: Worlds has been granted U.S patent 6,219,045, 7,181,690, 7,493,558, 7,945,856, 8,082,501, 8,145,998, 8,161,385, 8,407,592 and 8,640,028 for multi-server technology for 3D applications, which is our core technology.  We are now looking into the implications and breadth of the patent in order to maximize its benefits.  The description of the initial patent is as follows:

"The present invention provides a highly scalable architecture for a three dimensional, multi-user, interactive virtual world system.  In a preferred embodiment a plurality of users interact in the three-dimensional, computer-generated graphical space where each user executes a client process to view a virtual world from the perspective of that user.  The virtual world shows Avatars representing the other users who are neighbors of the user viewing the virtual world.  In order that the view can be updated to reflect the motion of the remote user's Avatar, motion information is transmitted to a central server process that provides position updates to client processes for neighbors of the user at that client process.  The client process also uses an environment database to determine which background objects to render as well as to limit the number of displayable Avatars to a maximum number of Avatars displayable by that client."

Trademark: Worldsplayer - The WorldsPlayer is especially designed to allow users to view and experience the multi-user, interactive Worlds Gamma technology. Any world created with the WorldsShaper will be viewable and navigable with WorldsPlayer.  Utilizing the WorldsPlayer, a user assumes a persona (via a digital actor, or Avatars), and can then move, view, chat, play, express one's self via gestures and animations, voice chat, send email, join discussion groups, listen to music, shop at Worlds 3D stores, and watch videos, all in the company of users from around the world, within the 3D environment.  The WorldsPlayer boasts high frame rate for fast, high quality graphics, an easy to use graphic user interface, seamless 2D Web browser integration, auto-upgrade capability over the Internet, and a complete communication tool set including chat, voice-to-voice chat, email and animation. The WorldsPlayer offers users the unique and creative experience of customizing their Avatars, while maintaining the ability to animate and activate their Avatars.

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Employees

As of December 31, 2017, we had one full time employee, our president, Thomas Kidrin.

Corporate History

We were formed as a result of the contemporaneous mergers on December 3, 1997 of Worlds Inc., a Delaware corporation formed on April 26, 1994 with and into Worlds Acquisition Corp., a Delaware corporation formed on April 8, 1997 and of Worlds Acquisition Corp. with and into Academic Computer Systems, Inc., a New Jersey corporation formed on May 20, 1968 (the "Mergers"). Academic Computer Systems changed its name to Worlds Inc. after the Mergers. In December 1999, we changed our name from Worlds Inc. to Worlds.com Inc. in order to better reflect our business as a consumer Internet web site that offers virtual "worlds" in which consumers interact, conduct e-commerce and receive entertainment.

The Company created a wholly-owned subsidiary named Worlds Online Inc. on January 25, 2011. On May 16, 2011, Worlds Inc. transferred to Worlds Online Inc. the majority of its operations and related operational assets, except for its patent portfolio. Worlds Online Inc. changed its name to MariMed Inc. in 2017.

How to Contact Us

Our executive offices are located at 11 Royal Road, Brookline, MA 02455; our Internet address is www.worlds.com; and our telephone number is (617) 725-8900.  The contents of our website are not incorporated in or deemed to be a part of this Prospectus.

Properties

We do not own any property nor do we have any contracts or options to acquire any property in the future. Presently, we are operating out of offices in our president's residence at 11 Royal Road, Brookline, Massachusetts 02445, where we occupy approximately 800 square feet. This space is adequate for our present and our planned future operations. We currently pay no rent to our president for use of this space, although when funds are available we may do so in the future. In addition, we have no written agreement or formal arrangement with our president pertaining to the use of this space. We have no current plans to occupy other or additional office space.

Legal Proceedings

The Federal case before Judge Denise Casper has been stayed pending the outcome of the IPR appeal to the United States Court of Appeals for the Federal Circuit (“CAFC”).

On May 26, 2015, Bungie, Inc. filed three Petitions for Inter Partes Review with the U.S. Patent & Trademark Office (“USPTO”), and specifically, the Patent Trial and Appeal Board (“PTAB”). These Petitions for Inter Partes Review, Case Nos. IPR2015-01264, -01268, and -01269 respectively contained validity challenges of three U.S. patents assigned to the Company.  On June 1, 2015, Bungie, Inc. filed three additional Petitions for Inter Partes Review with the USPTO, and specifically the PTAB. The Petition for Inter Partes Review, Case No. IPR201501319 contained validity challenges of one additional U.S. patent assigned to the Company. The Petitions for Inter Partes Review, Case Nos. IPR2015-01321 and 01325 contained validity challenges of one additional U.S. patent assigned to the Company. In each Inter Partes Review, Bungie, Inc. was asking the PTAB to cancel issued claims from the Company’s patents.

The Company’s legal counsel represented the Company before the USPTO with regard to these six Petitions for Inter Partes Review, Case Nos. IPR2015-01264, -01268, -01269, -01319, -01321, and -01325, instituted against the five U.S. patents assigned to the Company.  The Company vigorously contested each Inter Partes Review.

On November 10, 2016, the PTAB issued its final written decision in IPR201501264, canceling claim 1 of Company’s U.S. Patent No. 7,945,856.

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On November 30, 2016, the PTAB issued its final written decision in IPR201501268, canceling claims 1-3, 5-7, 10-12, 14, 15, 17, and 19 of Company’s U.S. Patent No. 7,181,690.  Of the claims reviewed, the PTAB did not cancel claims 4, 8, 13, and 16.

On November 28, 2016, the PTAB issued its final written decision in IPR201501269, canceling claims 4, 6, 8, and 9 of Company’s U.S. Patent No. 7,493,558. Of the claims reviewed, the PTAB did not cancel claims 5 and 7.

On December 6, 2016, the PTAB issued its final written decision in IPR201501319, canceling claims 1-8, 10, 12, and 14-16 of Company’s U.S. Patent No. 8,082,501.

On November 28, 2016, the PTAB issued its final written decision in IPR201501321, canceling claims 1-3, 7, 8, 12-18, and 20 of Company’s U.S. Patent No. 8,145,998.

On November 28, 2016, the PTAB issued its final written decision in IPR201501325, canceling claims 1 and 20 of Company’s U.S. Patent No. 8,145,998.  Of the claims reviewed, the PTAB did not cancel claims 2-3, 7, 8, and 11-18 in this proceeding.

The Company did not appeal the final written decisions in IPR2015-01268, IPR201501269, and IPR2015-01325.

On January 12, 2017, February 7, 2017, and January 30, 2017, respectively, Company appealed the outcomes in IPR2015-01264, IPR2015-01319, and IPR2015-01321 to the United States Court of Appeals for the Federal Circuit (“CAFC”).  These three cases have been consolidated.

The company filed formal appeal briefs with the United States Court of Appeals for the Federal Circuit (“CAFC”) on June 26, 2017.

On June 19, 2017 Appelle, Bungie Inc., filed an extension request to respond which the CAFC granted on June 27, 2017.

On August 25, 2017, Appellee Bungie Inc. filed its Response Brief with CAFC.

On September 22, Appellant Worlds Inc. filed its Reply Brief with CAFC.

On January 22, 2018, the United States Court of Appeals for the Federal Circuit scheduled the oral argument for Worlds’ appeal of the U.S. Patent & Trademark Office Patent Trial & Appeal Board (USPTO PTAB) Inter Partes Review (IPR) decisions that issued in November and December, 2016. The oral argument took place before a panel of three judges of the Federal Circuit on March 9, 2018.  A decision on these appeals is expected within the 2018 calendar year.

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MANAGEMENT

The following table sets forth the name, age and position of our directors and executive officers. Our directors are elected annually and serve until the next annual meeting of stockholders. Except for Mr. Kidrin, all of our directors are independent.

Name	Age	Position
Thomas Kidrin	65	Chief Executive Officer, Secretary, Treasurer, Director
Christopher J. Ryan	57	Vice President-Finance, Principal Accounting and Chief Financial Officer
Bernard Stolar	71	Director
Robert Fireman	69	Director
Edward Gildea	65	Director

Thomas Kidrin became a director on October 1997 and has been president, secretary and treasurer from December 1997 through July 2007 then added the title chief executive officer since August 2007. Mr. Kidrin was also president and a director of Worlds Acquisition Corp. from April 1997 to December 1997. He has been the chairman and president of Datastream Corporation, a designer and developer of interactive products and services, since 1993. From December 1991 to June 1996, Mr. Kidrin was a founder, director, and President of UC Television Network Corp., a company engaged in the design and manufacture of interactive entertainment/advertising networks in the college market under the brand name College Television Network, the largest private network on college campuses in the United States sold to MTV in 1996 now operating under MTVU. Mr. Kidrin is a director of MariMed Inc. and was its CEO from its inception in 2011 until July 20, 2017. Mr. Kidrin has attended Drake University and the New School of Social Research.

Christopher J. Ryan has been Vice President-Finance since May 2000 and principal accounting and finance officer since August 2000. From August 1991 through April 2000, Mr. Ryan held a variety of financial management positions at Reuters America, an information services company.  From 2001 through 2003, Mr. Ryan was the founder and President of CJR Advisory Services, a personal corporation through which he provided financial consulting services to various entities.  From 2004 to 2010, Mr. Ryan was the CFO of Peminic, Inc.  From 2008 to 2012 Mr. Ryan served as the CFO of Conversive Inc. Mr. Ryan was the CFO of MariMed Inc. from its inception in 2011 until July 20, 2017. Mr. Ryan is an inactive certified public accountant. He is a graduate of Montclair State University in New Jersey and received an M.B.A. degree from Fordham University.

Bernard Stolar became a director on September 11, 2007 and is noted for his expertise in both identifying and developing market-driving content and forging successful business partnerships, brings to the board over twenty years of senior-level experience within the interactive entertainment industry in all phases of company operations, including sales and marketing, product development, licensing, distribution, strategic planning and management. Mr. Stolar has served in high profile leadership roles at publicly and privately held interactive entertainment companies. Currently, Mr. Stolar is Dean of Games and Game Evangelist for Google, Inc. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, he was president and chief operating office of BAM! Entertainment, where he transformed the company from a hand-held content company to a developer and marketer of interactive entertainment for next generation video game consoles. In 2000, Mr. Stolar joined Mattel, Inc. as president of Mattel Interactive, where he was responsible for directing and reorganizing the $1 billion Mattel Interactive division. From 1996 to 1999, Mr. Stolar served as president and chief operating officer of Sega of America, Inc. where he helped increase sales from $200 million to over $1 billion in three years, and orchestrated the launch of the Sega Dreamcast(TM), the fastest selling video game console in US history at that time. Mr. Stolar also served as executive vice president of Sony Computer Entertainment of America, where he was a key leader of the Sony Playstation® launch team, directing all third-party publishing in the U.S. Prior to that, Mr. Stolar served as president of Atari America's game division. Mr. Stolar is a director of MariMed Inc.

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Robert Fireman became a director on September 11, 2007 and is a seasoned executive in the building of technology and consumer driven companies. He brings to Worlds vast experience in the development of real time, loyalty based, stored value products and services.  Mr. Fireman was a founder and former Director and General Manager of SmartSource Direct, Inc., a subsidiary of News America Marketing (News Corp).  Mr. Fireman was responsible for the development, marketing and distribution of card-based loyalty, financial, and database products & services in retail, grocery and drug store chains encompassing over 50,000 stores throughout the U.S.  Mr. Fireman is a director of MariMed Inc. and has been its CEO since July 20, 2017. Mr. Fireman has been a practicing attorney for over 25 years and is the managing attorney of Fireman & Associates LLP.

Mr. Gildea became a director on January 10, 2014 and contributes expertise in areas of mergers & acquisitions, strategic planning, funding, business development and executive leadership. He has many years of experience as a board member. Mr. Gildea was the CEO, President, and Chairman of the Board Of Directors of Converted Organics Inc., a publicly held company that manufactures organic fertilizer by recycling food waste, from January 2006 until June 2013.  He was also a lawyer for, and COO of, QualityMetric Inc. (healthcare) from 2000-2005 and Grolier Incorporated (publishing) from1980-1989. He spent 10 years at the Kellogg Company (1990-2000) as their vice president of legal where he managed and supervised a legal team responsible for executing mergers, acquisitions and divestitures. He is currently a member of the board of directors of Finjan Holdings Inc. (Intellectual property security software), WPCS International Inc. (wireless communications and Bitcoin exchange) and MariMed Inc. (cannabis related activities).  He received his undergraduate degree from The College of the Holy Cross and his law degree from Suffolk University.

The board of directors did not meet during 2017 but acted by written consent one time during the year.  The board does not have any standing committees and when necessary, the entire board acts to perform such functions.

Family Relationships

None.

Code of Ethics

We have adopted a code of ethic (the "Code of Ethics") that applies to our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Ethics was filed as Exhibit 14.1 to a previous annual report. The Code of Ethics is being designed with the intent to deter wrongdoing, and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications we make

•	Compliance with applicable governmental laws, rules and regulations

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code

•	Accountability for adherence to the code

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the Commission. Specific due dates for these reports have been established, and we are required to report, in this Form 10-K, any failure to comply therewith during the fiscal year ended December 31, 2017.   We believe that all of these filing requirements were satisfied by its executive officers, directors and by the beneficial owners of more than 10% of our common stock except that the CEO did not file one Form 4. In making this statement, we have relied solely on copies of any reporting forms received by us, and upon any written representations received from reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) was required to be filed under applicable rules of the Commission.

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Qualification of Directors

Each of our directors brings specific talents, skills and abilities to our board. Mr. Kidrin, our chief executive officer, has been one of our executive officers for over 18 years and has been a leader in the interactive Internet technology area for over 30 years. In addition to his knowledge and expertise, Mr. Kidrin also brings management’s perspective to our board’s deliberations. Mr. Stolar, as described in his biography above, has vast experience in the interactive arena and has held senior positions in some of the largest and successful companies in the industry. Mr. Fireman, as both an attorney and an entrepreneur, has a unique perspective that he brings to the board as he is able to provide both insight into methodologies for growing a business as well as and guidance from a legal perspective. Mr. Gildea, also an attorney, brings his extensive experience as a director and executive officer of public companies, including in the area of intellectual property software.

Committees

We do not have any separately designated standing committees. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Commission recently adopted new regulations relating to audit and other committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee.  We are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert" or to so designate one of our current directors, but we intend to either retain an additional director who will qualify as such an expert or designate one of our current directors as such an expert, as soon as reasonably practicable. Our current directors, by virtue of their past employment experience, have considerable knowledge of financial statements, finance, and accounting, and have significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such a designated expert at this time. For the reasons stated above, we do not have separate Compensation or Nominating Committees.

Board Leadership Structure and Role in Risk Oversight

We do not have a Chairman of the Board.  Given the small size of the Board and the relatively few meetings, it was determined that a position of Chairman is currently unnecessary.  As a practical matter, the Chief Executive Officer runs the meetings.

The board of directors, as a unified body, performs its monitoring and oversight roles and expects its CEO to organize and implement those functions.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our management is responsible for the day-to-day management of risks we face, while our board of directors has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that establishing the right "tone at the top" and that full and open communication between our executive management and our board of directors are essential for effective risk management and oversight. Our CEO communicates frequently with members of the board to discuss strategy and challenges facing the company.

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Director Independence

A majority of our directors are “independent” as defined under rules of the Nasdaq Stock Market, although we are not currently subject to such rules.  Such independent directors are Messrs. Stolar, Fireman and Gildea.  All of our directors are also directors of MariMed Inc. (formerly called Worlds Online Inc.), our former wholly-owned subsidiary which was spun-off in May 2011, and Mr. Kidrin was its president and chief executive officer and Mr. Fireman is currently its president and chief executive officer.

Audit Committee

We do not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee.  We are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert" or to so designate one of our current directors, but we intend to either retain an additional director who will qualify as such an expert or designate one of our current directors as such an expert, as soon as reasonably practicable. Our current directors, by virtue of their past employment experience, have considerable knowledge of financial statements, finance, and accounting, and have significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such a designated expert at this time.

Compensation Committee

For the reasons discussed above about the Audit Committee, we do not currently have a standing Compensation Committee.  Compensation of the executive officers, in the case of the CEO, is contained in a long term contract negotiated by him with the independent members of the board of directors and covers his compensation and annual bonuses.  The compensation of the other executive officer, our CFO, is proposed by the CEO and then reviewed and approved by the board of directors.

Corporate Governance/Nominating Committee

As described above with respect to the other committees, we do not currently have a standing Corporate Governance/Nominating Committee and all of the current directors currently perform the function of such committee.

It is the Company’s intention, as promptly as reasonably possible and with due deliberative care, following the closing of this offering and the receipt of funds from the exercise of warrants overlying some of the offered shares, to actively seek qualified candidates for the board of directors and to expand the size of the board of directors to accommodate the appointment of such qualified candidates to be able to establish independent Audit, Compensation and Corporate Governance/Nominating Committees.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the fiscal periods ending December 31, 2017, and 2016, to our chief executive officer, chief financial officer and to our other most highly compensated executive officers whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE (1)(2)
Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Securities underlying options (g)	All Other Compensation ($) (i)	Total ($) (j)

Thomas Kidrin President and CEO	2017	$75,000	(3)			$997,380			$1,072,380	(3)
	2016	$51,924	(3)						$51,924

Chris Ryan, CFO	2017	$10,000	(4)			$43,885			$53,885
	2016

(1) The above compensation does not include other personal benefits, the total value of which do not exceed $10,000.

(2) Pursuant to the regulations promulgated by the SEC, the table omits columns reserved for types of compensation not applicable to us.

(3) Mr. Kidrin has an employment agreement effective August 30, 2012 with a base annual salary of $175,000 with annual 10% increases every September 1.  A portion of his compensation has been deferred due to lack of funds.

(4) Mr. Ryan received limited compensation in 2017 and no compensation in 2016. His compensation has been deferred due to lack of funds.

Stock Option Grants

The following table sets forth information as of December 31, 2017 concerning unexercised options, unvested stock and equity incentive plan awards on a pre reverse split 5 for 1 basis for the executive officers named in the Summary Compensation Table.

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OUTSTANDING EQUITY AWARDS AT YEAR-ENDED DECEMBER 31, 2017

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date

Thom Kidrin	25,000,000	0	0	$0.03	09-30-22

Christopher Ryan	1,100,000	0	0	$0.03	09-30-22
Christopher Ryan	300,000	0	0	$0.110	06-29-20

Compensation of Directors

On September 5, 2007, the Board of Directors adopted a compensation program for the directors whereby each director will receive compensation in the form of stock options for serving on the board. Five-year non-qualified stock options to purchase 100,000 shares of the Corporation’s common stock are to be granted annually on January 1 to each director then in office at an exercise price equal to the last reported trading price of our common stock on that day, with such option to vest in 12 months, provided the director serves for at least six months, following the date of grant.  In addition, every director upon first joining our board receives 150,000 stock options that vest immediately and are exercisable for five years at a price equal to the last reported trading price of our common stock on that day.

The following table sets forth information concerning the compensation paid to each of our non-employee directors during 2017 for their services rendered as directors.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)

Bernard Stolar	0	0	0		0
Robert Fireman	0	0	0		0
Edward Gildea	0	0	0		0

(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2017 fiscal year for the fair value of stock options granted to the named director in fiscal year 2017, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized from these awards by the named director.

No stock options were issued to the directors during 2017. Their option Awards for 2017 service will be granted in 2018.

Employment Agreements

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  Mr. Kidrin exercised his one-year renewal option. The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The option portion of Mr. Kidrin’s employment agreement has expired and has been replaced by an option agreement giving Mr. Kidrin the option to purchase 25,000,000 million shares on a pre reverse split basis of Worlds Inc. common stock at an exercise price of $0.03 per share, all of which vest on October 1, 2017. The remaining parts of the agreement have been renewed by Mr. Kidrin for one year. The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

Stock Option Plan

On September 4, 2007, our board of directors adopted the 2007 Stock Option Plan which was presented to our shareholders for their approval at our next annual meeting.  The plan provides for the issuance of up to 25 million options of which not more than 22 million can be incentive stock options.

Compensation Committee Interlocks and Insider Participation

All of our directors currently hold the same positions with our former subsidiary, Worlds Online Inc. (currently named MariMed Inc.), although it is the intent that our current non-employee directors will only serve during a transition period not to exceed 12 months that transition has extended longer than initially anticipated. In addition, our CEO was the CEO of MariMed from inception in 2011 until July 20, 2017 when he was replace by another of our directors and our CFO was the CFO of MariMed from inception in 2011 until July 20, 2017. We do not have a compensation committee and all of our directors perform the function of a compensation committee, except that Mr. Kidrin, our president and CEO, does not participate in any deliberations with respect to his compensation and physically removes himself from the presence of the other directors while they deliberate over his compensation and bonuses. Accordingly, Mr. Kidrin, who is both our president and CEO and is a director MariMed Inc. and until July 20, 2017 was also its CEO and Mr. Fireman who is one of our directors and is a director of MariMed Inc. and its CEO since July 20, 2017 may be deemed to fall within the parameters of a compensation committee interlock. To address this situation, as described above, Mr. Kidrin recuses himself from all deliberations of the board with respect to his compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS ON A PRE REVERSE SPLIT (5:1) BASIS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thom Kidrin	25,000,000	0	0	$0.03	09-30-22
Christopher Ryan	1,100,000	0	0	$0.03	09-30-22
Christopher Ryan	300,000	0	0	$0.11	06-29-20

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 30, 2018, certain information with respect to the beneficial ownership of Common Stock by (i) each of our Directors, and executive officers; (ii) each person who owns beneficially more than 5% of the common stock; and (iii) all Directors and executive officers as a group. The percentage of shares beneficially owned is based on there having been 49,354,833 shares of common stock outstanding as of April 30, 2018. All common stock numbers have been adjusted following the 5:1 reverse split implemented on February 9, 2018.

Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner		% of Class(2)
Thomas Kidrin	6,000,000	(3)	12%
Christopher Ryan	653,252	(4)	1.3%
Robert Fireman	40,000	(5)	*
Bernard Stolar	40,000	(5)	*
Edward Gildea	70,000	(6)	*

All directors and executive officers as a group (five persons)	6,803,252	(7)	13.8%

* less than 1%

(1) Unless stated otherwise, the business address for each person named is Worlds Inc., 11 Royal Road, Brookline, MA  02445.

(2) Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) Includes 5 million currently exercisable stock options.

(4) Includes 280,000 currently exercisable stock options.

(5) Includes of 40,000 options which are currently exercisable.

(6) Consists of 70,000 stock options, which are currently exercisable.

(7) Includes 5,430,000 currently exercisable stock options.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our Code of Ethics all of our employees are required to disclose to our General Counsel, the board of directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This violation of this policy, which applies to all of our employees, could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of “blank check” preferred stock, $0.001 par value per share. As of April 30, 2018, following the implementation of a reverse split in the ratio of 5:1 in February 2018, there were 49,354,833 shares of our common stock issued and outstanding and no shares of our preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the Company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Stock Options

As of April 15, 2018 we had 5,430,000 stock options issued and outstanding, with a weighted average exercise price of $0.17 per share, all of which are exercisable.

Warrants

As of April 15, 2018 we had 7,980,000 warrants outstanding, all of which are exercisable, with a weighted average exercise price of $0.30 per share.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

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SELLING SECURITY HOLDERS

The following table sets forth information with respect to the Selling Security Holders and the number of shares beneficially owned by each Selling Security Holder and that may be offered pursuant to this prospectus.  The information is based on information provided by or on behalf of the Selling Security Holders on or prior to August 15, 2018.  The Selling Security Holders may offer all, some or none of the shares of common stock listed below.

The following table assumes that the Selling Security Holders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Except as noted below, the shares offered for sale constitute all of the common shares known to us to be beneficially owned by the respective Selling Security Holders. Except as set forth in the table below, to our knowledge, following the offering and sale of the shares, none of the Selling Security Holders will beneficially own more than one percent of the issued and outstanding shares of our common stock. This prospectus may be amended or supplemented from time to time to amend or supplement the information set forth in the table below.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

None of the Selling Security Holders is a broker-dealer or an affiliate of a broker-dealer.

As used herein, Selling Security Holders includes their transferees, pledgees or donees or their successors, selling shares received from a named Selling Security Holder after the date of this prospectus.  Selling Security Holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed by their name below.

Beneficially Selling Security Holders(1)	Number of Shares Owned Prior to the Offering(2)	Number of Shares Offered Hereby(3)	Number of Shares Owned After Offering(4)
Edward Lifshitz	2,460,000	1,200,000	1,260,000
Barry Dorf	1,414,929	900,000	514,929
Joshua Dorf	1,005,482	600,000	405,482
Joel Mael	2,508,330	1,500,000	1,008,330
Darwin Fund, LLC	1,500,000	1,500,000	0
Ellen Rae Marcus	2,737,534	1,320,000	1,417,534
Berl Eckstein	1,875,000	1,200,000	675,000
Morris Smith	1,140,000	990,000	150,000
Michael H. Weiss	1,130,000	990,000	140,000
David Zaslowsky	300,000	300,000	0

__________________________________________________________________________________

(1)  Information regarding the Selling Security Holders may change from time to time.  Any such change will be set forth in supplements to this prospectus if and when necessary.

(2)  The number of shares of common stock beneficially owned by a person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power.  Included among the shares owned by such person or entity are any shares which such person or entity has the right to acquire within 60 days after May 1, 2018.  The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3) Assumes exercise of all warrants and sale of the underlying shares.

(4) Assumes the sale of all shares offered hereby.

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PLAN OF DISTRIBUTION

The Shares may be offered from time to time by the Selling Security Holders, up to an aggregate of 10,500,000 shares, including 3.5 million shares underlying currently exercisable warrants which can only be sold following exercise. No Shares are being offered or sold by us or for our account and we will not receive any proceeds from the sale of the Shares. We will bear all costs associated with the offering and sale of the Shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any Shares. These costs will be borne by the holder of the Shares sold.

The Shares could be sold by one or more of the following methods, without limitation:

•	privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the Shares, whether or not the options are listed on an options exchange;

•	an exchange distribution in accordance with the rules of any stock exchange on which the Shares are listed; or

•	any combination of any of these methods of sale.

A holder of the Shares may effect transactions by selling the Shares directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling holder or from the purchasers of the Shares for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Any brokers and dealers engaged by a selling holder may arrange for other brokers or dealers to participate in effecting sales of the Shares.  These brokers or dealers may act as principals, or as agents of a selling holder. Broker-dealers may agree with a selling holder to sell a specified number of Shares at a stipulated price per share. If the broker-dealer is unable to sell Shares acting as agent for a selling holder, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  Any of the shares being offered herein may be sold by a transferee, donee, pledgee or other successor of the selling shareholder.

Any of the Shares which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under those rules rather than under this prospectus.

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A selling holder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with that selling holder, including without limitation in connection with distributions of the Shares by those broker-dealers. A selling holder may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer those Shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In addition, a selling holder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales. A selling holder may also pledge the Shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged Shares under this prospectus (if required, as supplemented or amended to reflect those transactions).

At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being so offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for Shares purchased, any discounts, commissions and other compensation and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public. Any underwriters, brokers, dealers or agents who participate in the distribution of such Shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act.

In connection with this offering, if made through an underwriter, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot this offering, creating a syndicate short position. The underwriter may bid for and purchase shares of our common stock in the open market to cover this syndicate short position or to stabilize the price of our common stock. In addition, an underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if a participating underwriter repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise, or if a participating underwriter receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. Also, in connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, its bid must then be lowered when certain purchase limits are exceeded. These activities may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

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A selling security holder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Security Holder and any underwriter, broker-dealer or agent regarding the sale of the common stock. The Selling Security Holder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We intend to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier to occur of (i) the date when all of the securities registered hereby are disposed of in accordance with the terms of the shelf registration statement or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction, although we have no obligation to do so.

When we are notified by any Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing (a) the name of the such Selling Security Holder and of the participating broker-dealer or dealers, (b) the number of shares of common stock involved, (c) the price at which the common stock was sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, and (e) other facts material to the transaction. In addition, when we are notified by any Selling Security Holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Security Holder. The Selling Security Holders may not trade securities from the time the Selling Security Holders receive notice from us of this type of event until the Selling Security Holders receive a prospectus supplement or amendment.

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LEGAL MATTERS

The legality of the common stock being offered hereby will be passed upon for us by Feder Kaszovitz LLP, New York, New York.

EXPERTS

The financial statements and schedule as of December 31, 2017 and for the two years then ended and the report of L&L CPAS, P.A., an independent registered public accounting firm, are included on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed incorporated by reference into this Prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, and we will provide these reports or documents upon written or oral request at no cost to the requestor. Requests for these reports or documents shall be made in writing to us at 11 Royal Road, Brookline, MA 02445 to the attention of our chief executive officer or by telephone at (617) 725-8900 or via email to info@worlds.com. The incorporated reports and other documents may be accessed at our website located at http://www.worlds.com.

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10,500,000 Shares of Common Stock

WORLDS INC.

PROSPECTUS

 ____________, 2018

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
SEC registration fee	$218
Legal fees and expenses	15,000
Accounting fees and expenses	1,500
Miscellaneous fees and expenses	1,782
Total	$18,500

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company's Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

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Item 15.    Recent Sales of Unregistered Securities

During the year ended December 31, 2017, the Company raised $292,800 from the exercise of outstanding common stock warrants.

On August 5, 2016 we completed a round of financing of $350,000 through the sale of our common stock at a price per share of $0.01, which price was above the 10 day average price of our stock. Each investor also received one warrant per share exercisable for five years to purchase one share of our common stock at an exercise price of $0.012 per share.

During the year ended December 31, 2016 the Company raised an aggregate of $446,500 from issuing notes and convertible notes payable. During the year ended December 31, 2016, the Company also raised $127,200 from the exercise of common stock warrants. The promissory notes carry a 6% annual interest rate and are payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s). The holders of the promissory notes shall receive repayment in the full face amount of the note from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition, the holder shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

The Company issued 182,057 shares of common stock in 2016 to retire an accrued expense.

On May 8, 2015, the Company issued convertible debentures to certain accredited investors. The total principal amount of the debentures is $300,000 with a maturity date of November 8, 2015 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at the lower of the fixed price ($0.89) or fifty five percent (55%) of the average if the three lower trading price for 20 trading days prior to conversion.

The Company signed a Forbearance Agreement on October 26, 2015 for the 10% Convertible Debenture with the principal amount of $300,000 that was due November 8, 2015. The new maturity date of the debenture is May 8, 2016.

On October 30, 2015, the company entered into a new Debenture with the same Lender, face amount of $405,000 having similar terms as the first Convertible Debenture with a maturity date of April 30, 2016. The debenture included a forbearance fee of $90,000 and had an original issue discount of 10%.

The Company issued promissory notes in the amount of $135,000 during the year ended December 31, 2015. One of the Promissory Notes in the amount $25,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company. The promissory notes carry a 6% annual interest rate and are payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The Company issued promissory notes in the amount of $100,000 during the year ended December 31, 2014. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company. The promissory notes carry a 6% annual interest rate and are payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The Company issued an aggregate of $2,400,000 of convertible notes payable but then redeemed the Series A and B and returned $1,950,000. In the year ended December 31, 2013 the company raised $97,500 from a private placement of common stock at a price of $0.10 per share and one warrant for each two shares purchased at a price of $0.15 per share. In the year ended December 31, 2013 the Company raised $120,000 from the exercising of warrants for common stock and $11,000 from the exercise of options in the year ended December 31, 2013.

The Company issued promissory notes in the amount of $225,000 during the year ended December 31, 2013. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company. The promissory notes carry a 6% annual interest rate and are payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

All of these issuances were exempt from registration in as much as they were all sold to accredited investors in private offerings without the use of advertising.

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Item 16.    Exhibits and Financial Statement Schedules

3.1	Certificate of Incorporation (a)

3.2	By-Laws- Restated as Amended (a)

4.1	2007 Stock Option Plan (a)

10.1	Employment Agreement between the Registrant and Thom Kidrin (b)

10.2	License Agreement between Worlds Online Inc. and Registrant date as of May 16, 2011 (c)

10.3	Form of Warrant dated January 31, 2018 (d)

5.1	Opinion of Feder Kaszovitz LLP.(d)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

(a)	Filed previously with the Proxy Statement Form DEF 14A on May 19, 2010, and incorporated herein by reference.
(b)	Filed previously as an exhibit to Registrant's Current Report on Form 8-K filed on September 7, 2007, and incorporated herein by reference.
(c)	Incorporated by reference from Registration statement on form 10-12G (File No. 000-54433), Amendment No. 2 of Worlds Online Inc. filed on October 7, 2011.
(d)	Included with original filing on May 1, 2018

 * Filed herewith

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Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Brookline, State of Massachusetts, on June 8, 2018.

WORLDS INC.

By: /s/ Thom Kidrin

Thom Kidrin

Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thom Kidrin	CEO and Director	June 8, 2018
Thom Kidrin	(Chief Executive Officer)

/s/ Christopher Ryan	Principal Accounting Officer	June 8, 2018
Christopher Ryan	(Principal Financial Officer)

	Director	June 8, 2018
Robert Fireman

/s/ Bernard Stolar	Director	June 8, 2018
Bernard Stolar

/s/ Edward Gildea	Director	June 8, 2018
Edward Gildea

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19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-897-8336 Fax: 704-919-5089

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of Worlds Inc.

We have audited the accompanying balance sheets of Worlds Inc. (the “Company”) as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended. World’s Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worlds Inc. (a Delaware corporation) as of December 31, 2017 and 2016 and the results of its operations and its cash flows for two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has had minimal revenues from operations, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L&L CPAS, PA

L&L CPAS, PA

F/K/A/ Bongiovanni & Associates, PA

Certified Public Accountants

Cornelius, NC

The United States of America

April 2, 2018

www.llcpas.net

(1)

Worlds Inc.
Balance Sheets
December 31, 2017 and December 31, 2016
	Audited	Audited
	December 31, 2017	December 31, 2016
ASSETS:
Current Assets
Cash and cash equivalents	$168,229	$93,378
Due from related party	15,998	—

Total Current Assets	184,227	93,378

Total assets	$184,227	$93,378

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities
Accounts payable	$797,908	$797,908
Accrued expenses	2,813,656	2,545,672
Due to related party	—	5,053
Notes payable	773,279	773,279
Notes Payable	25,000	750,000

Total Current Liabilities	4,409,843	4,871,912

Long Term Liabilities
Notes payable	725,000	—

Total Long Term Liabilities	725,000	—

Stockholders' (Deficit)

Common stock (Par value $0.001 authorized 250,000,000 shares, issued and outstanding 49,354,666 and 42,031,230 at December 31, 2017 and December 31, 2016, reflecting the reverse split respectively)	49,355	42,031
Common stock subscribed but not yet issued 0 at December 31, 2017 and 2,270,000 at December 31, 2016, reflecting the reverse split respectively)	—	11,350
Additional paid in capital	37,918,817	35,339,905
Common stock-warrants	1,206,913	1,206,913
Accumulated deficit	(44,125,701)	(41,378,732)
Total stockholders deficit	(4,950,614)	(4,778,533)

Total Liabilities and stockholders' deficit	$184,227	$93,378

The accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statements of Operations
For the Years Ended December 31, 2017 and 2016
	Audited	Audited
	2017	2016
Revenues
Revenue	$—	$—

Total Revenue	—	—

Cost and Expenses

Cost of Revenue	—	—

Gross Profit/(Loss)	—	—

Warrant expense	1,215,240	—
Option expense	1,041,264	—
Selling, General & Admin.	503,599	588,283
Salaries and related	262,623	240,689

Operating loss	(3,022,727)	(828,972)

Other Income (Expense)
Gain on sale of marketable securities	326,153	—
Loss on settlement of convertible notes	—	(246,413)
Gain (Loss) on change in fair value of derivative liability	—	6,191
Interest Expense	(45,000)	(58,712)
Loss on conversion of payable to common stock	(5,394)	—
Debt issuance expense	—	(5,000)
Net Income/(Loss)	$(2,746,968)	$(1,132,906)

Weighted Average Loss per share	$(0.06)	$(0.04)
Weighted Average Common Shares Outstanding (reflecting the reverse stock split)	49,096,460	32,339,667

The accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statement of Stockholders' Deficit
For the Years Ended December 31, 2016 and 2017
						Common	Common
						Shares	Stock			Total
	Common	Common	Additional	Common		Subscribed	Subscribed			stockholders'
	stock	stock	Paid-in	stock	Subscription	but not	but not	Deferred	Accumulated	equity
	Shares	Amount	capital	Warrants	Receivable	Issued	Issued	compensation	Deficit	(deficit)
Balances, December 31, 2015	24,038,610	$24,038	$34,981,690	$97,869	$—	150,000	$750	$—	$(40,245,826)	$(5,141,478)

Warrants attached with private placement			(1,109,044)	1,109,044						—
Conversion of warrants to common stock	7,000,000	35,000	315,000							350,000
Exercise of warrant			116,600				10,600			127,200
Settlement of convertible notes	10,992,620	54,963	329,196							384,159
Reclassified of derivative liabilities to Additional paid in capital			634,493							634,493
Reclass to reflect the reverse split		(71,970)	71,970							0
Net Loss									(1,132,906)	(1,132,906)
Balances, December 31, 2016	42,031,230	$42,031	$35,339,905	$1,206,913	—	150,000	$11,350	$—	$(41,378,732)	$(4,778,533)

Exercise of warrants to common stock	7,000,000	35,000	268,400				(10,600)			292,800
Warrants as compensation			1,079,561	—						1,079,561
Warrants issued to consultants and investors			135,679							135,679
Issuance of common stock for debt settlement	173,437	867	24,715							25,582
Issuance of common stock for services rendered	150,000	750				(150,000)	(750)			—
Issuance of stock options			1,041,264							1,041,264
Reclass to reflect the reverse split		(29,294)	29,294
Net Loss									(2,746,968)	(2,746,968)
Balances, December 31, 2017	49,354,666	49,355	37,918,817	1,206,913	—	—	—	—	(44,125,701)	(4,950,614)

The accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statements of Cash Flows
Year Ended December 31, 2017 and 2016
	Audited	Audited
	12/31/17	12/31/16
Cash flows from operating activities:
Net gain/(loss)	$(2,746,968)	$(1,132,906)
Adjustments to reconcile net loss to net cash (used in) operating activities
Loss on settlement of convertible notes		246,413
Fair value of stock options issued	1,041,264	—
Fair value of warrants issued	1,215,240	—
Amortization of discount to note payable	—	5,000
Changes in fair value of derivative liabilities	—	(6,191)
Accounts payable and accrued expenses	267,983	237,577
Due from/to related party	(21,051)	(31,257)
Net cash (used in) operating activities:	(243,532)	(681,364)

Cash flows from financing activities
Proceeds from issuance of note payable	—	290,000
Proceeds from issuance of convertible note payable	—	156,500
Cash paid to repurchase convertible note payable		(175,257)
Proceeds from issuance of common stock		350,000
Proceeds from exercise of warrants	292,800	127,200
Issuance of common stock as payment for account payable	25,582	—
Net cash provided by financing activities	318,382	748,443

Net increase/(decrease) in cash and cash equivalents	74,849	67,079

Cash and cash equivalents, including restricted, beginning of year	93,378	26,298

Cash and cash equivalents, including restricted, end of period	$168,229	$93,379

Non-cash financing activities
Issuance of 54,963,098 shares of common stock to retire convertible notes payable	—	384,159

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$(34,916)
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements

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NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc. (currently called MariMed Inc.), the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with MariMed Inc. to sublicense its patented technologies.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company has always been considered a developmental stage business, has incurred significant losses since its inception and has had minimal revenues from operations. The Company will require substantial additional funds for development and enforcement of its patent portfolio. There can be no assurance that the Company will be able to obtain the substantial additional capital resources to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company has not been able to generate sufficient revenue or obtain sufficient financing which has had a material adverse effect on the Company, including requiring the Company to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. As the Company has focused its attention on increasing its patent portfolio and enforcing it, the Company has been operating at a significantly reduced capacity, with only one full time employee and using consultants to perform any additional work that may be required.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

Due to Related Party

Due to related party is comprised of cash payments made by MariMed Inc. on behalf of Worlds Inc. for shared operating expenses.

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Revenue Recognition

Effective for the second quarter of 2011, the Company spun off its online businesses to MariMed Inc. The Company’s sources of revenue after the spin off was expected to be from sublicenses of the patented technology by Worlds Online and any revenue that may be generated from enforcing its patents. The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectability is reasonable assured. This will usually be in the form of a receipt of a customer’s acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income. Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during 2017 and 2016.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

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Notes Payable

The Company has $773,279 in short term notes outstanding at December 31, 2017 and December 31, 2016. These are old notes payable for which the statute of limitations has passed and therefore the Company does not expect it will ever have to repay those notes.

The Company has an additional $725,000 in long term notes and $25,000 in short term notes outstanding at December 31, 2017. The Company had $750,000 in short term notes outstanding at December 31, 2016. All of the notes were extended during the year.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. As of December 31, 2017, there were 27,150,000 (pre reverse split) options and 39,900,000 (pre reverse split) warrants, whose effect is anti-dilutive and not included in diluted net loss per share for December 31, 2017. The options and warrants may dilute future earnings per share.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During 2000 the Company was involved in a lawsuit relating to unpaid consulting services. In April, 2001 a judgment against the Company was rendered for approximately $205,000. As of December 31, 2017, and 2016 the Company recorded a reserve of $205,000 for this lawsuit, which is included in accrued expenses in the accompanying balance sheets.

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Risk and Uncertainties

The Company is subject to risks common to companies in the technology industries, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2017 or 2016.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 - Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

•	Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other mean.

•	Level 3 - Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, other receivables, accounts payable & accrued expenses, due to related party, notes payable and notes payables, approximate their fair values because of the short maturity of these instruments. The Company's convertible notes payable are measured at amortized cost.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 3. See Note 5.

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Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has had periods where it had only minimal revenues from operations. There can be no assurance that the Company will be able to obtain the additional capital resources to fully implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will likely have a material adverse effect on the Company, including possibly requiring the Company to reduce and/or cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - NOTES PAYABLE

Notes payable at December 31, 2017 consist of the following:
Unsecured note payable to a shareholder bearing 8% interest.
Entire balance of principal and unpaid interest due on demand	$124,230
Unsecured note payable to a shareholder bearing 10% interest
Entire balance of principal and unpaid interest due on demand	$649,049
Promissory notes	$700,000
Notes Payable - related party	$50,000
Total notes	$1,523,279
2018	$798,279
2019	$725,000
2020	$-0-
2021	$-0-
2022	$-0-
$1,523,279

We issued promissory notes in the amount of $290,000 during the year ended December 31, 2017. The promissory notes carry a 6% annual interest rate. All of the promissory notes had reached their maturity date and extension agreements have been signed for all of the $750,000 in notes. The holders of the promissory notes shall receive repayment in the full face amount of the note from the initial $750,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition the holder shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

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NOTE 4 - EQUITY

All common stock numbers and exercise prices in this Note are reflected on a pre reverse split (5 to 1) basis.

During the year ended December 31, 2017 the Company received an additional $292,800 upon the exercise of 24,400,000 warrants to purchase 24,400,000 shares of the Company’s common stock at $0.012 per share.

During the year ended December 31, 2017 the Company issued 750,000 pre reverse split shares of the Company’s common stock as payment for services rendered, an aggregate value of $18,000. The expense was recorded in a prior year and the shares were listed as common stock subscribed but not yet issued until the shares were issued during the year ended December 31, 2017.

During the year ended December 31, 2017, the Company issued 867,183 shares of common stock as payment for an account payable in the amount of $20,187.

During the year ended December 31, 2016, the Company issued 35,000,000 shares of common stock at a price of $0.01 per share raising $350,000. In connection with this raise, the Company issued 35,000,000 warrants with each to purchase one share of common stock at a price of $0.012 in the next five years. During the year ended December 31, 2016, 10,600,000 warrants were exercised.

During the year ended December 31, 2016, the Company issued 54,963,098 shares of common stock by converting $384,159 of the principal of convertible notes payable.

During the year ended December 31, 2017, the Company issued 26,100,000 options to Company officers. 25,000,000 options were issued to Thom Kidrin, the Chief Executive Officer and President of the Company. An additional 1,100,000 options were issued to the Chief Financial Officer of the Company.  The Company recorded an option expense of $1,041,264 equal to the estimated fair value of the options at the date of grants. The fair market value was calculated using the Binomial option price calculation method assuming approximately 1.92% risk-free interest, 0% dividend yield, 402% volatility, an exercise price of $0.03 per share with a current market price of $0.04 and an expected life of 5 years.

During the year ended December 31, 2017, the Company issued 35,000,000 warrants as part of the subscription agreement that included the sale of 35,000,000 shares of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $0.025. The warrants expire in five years. During the year ended December 31, 2017, the Company issued 4,900,000 warrants to consultants of the Company. The exercise price on the warrants range from $0.01 to $0.06 per share and the expiration dates range from 3 years to five years. The Company recorded a warrant expense of $1,215,240 equal to the estimated fair value of the warrants at the date of issuance. The fair market value was calculated using the Binomial option price calculation method assuming approximately 2.30% risk-free interest, 0% dividend yield, 405% volatility, exercise prices from $0.01 to $0.06 per share with a current market price of $0.028 and an expected life between 3 and 5 years.

No stock options were issued during the year ended December 31, 2016 and no stock options were exercised during the year ended December 31, 2016. The Company issued 35,000,000 warrants as part of the subscription agreement that included the sale of 35,000,000 shares of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $0.012. The warrants expire in five years. 10,600,000 warrants were exercised for 10,600,000 shares of common stock during the year ended December 31, 2016.

Stock Warrants and Options
Stock warrants/options outstanding and exercisable on a pre reverse split (5 to 1) basis on December 31, 2017 are as follows:

Exercise Price per Share	Shares Under Option/warrant	Remaining Life in Years
Outstanding and Exercisable
$0.025	35,000,000	3.74
$0.03	26,100,000	4.75
$0.03	2,900,000	2.95
$0.01	1,000,000	4.95
$0.06	1,000,000	4.95
$0.155	200,000	1.00
$0.14	250,000	1.00
$0.11	300,000	2.50
$0.13	300,000	2.50

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NOTE 5 - INCOME TAXES

At December 31, 2017, the Company had federal and state net operating loss carry forwards of approximately $40,000,000 that expire in various years through the year 2037.

Due to operating losses, there is no provision for current federal or state income taxes for the year ended December 31, 2017 and 2016.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2017 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $16,709,000 less a valuation allowance in the amount of approximately $16,137,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $571,000 and $441,000 for the years ended December 31, 2017 and 2016, respectively.

The Company’s total deferred tax asset as of December 31, 2017 is as follows:

Net operating loss carry forwards	$16,709,000
Valuation allowance	$(16,709,000)

Net deferred tax asset	$—

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Income tax computed at the federal statutory rate	34%	34%
Income tax computed at the state statutory rate	5%	5%
Valuation allowance	(39)%	(39)%
Total deferred tax asset	0%	0%

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  Mr. Kidrin exercised his one-year renewal option. The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The option portion of Mr. Kidrin’s employment agreement has expired and has been replaced by an option agreement giving Mr. Kidrin the option to purchase 25,000,000 million pre reverse split shares of Worlds Inc. common stock at an exercise price of $0.03 per share, all of which vest on October 1, 2017. The remaining parts of the agreement have been renewed by Mr. Kidrin for one year. The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

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NOTE 7 - RELATED PARTY TRANSACTIONS

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., now called MariMed Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with MariMed Inc. to sublicense its patented technologies.

Due to and Due from related party is comprised of cash payments for operating expenses made by MariMed Inc. on behalf of Worlds Inc. for the year ended December 31, 2016 and the balance at December 31, 2017 represents payments made by Worlds Inc. on behalf of MariMed Inc. The due from related party balance at December 31, 2017 is $15,998 and at December 31, 2016 the balance in the due to related party is $5,053. The balance in the accrued expense and accounts payables attributable to related parties is $871,463 and $742,032 at December 31, 2017 and 2016, respectively.

NOTE 8 - PATENTS

Worlds Inc. currently has nine patents, 6,219,045 - 7,181,690 - 7,493,558 – 7,945,856, - 8,082,501, – 8,145,998 – 8,161,383, – 8,407,592 and 8,640,028. On March 30, 2012, the Company filed a patent infringement lawsuit against Activision Bizzard Inc., Blizzard Entertainment Inc. and Activision Publishing Inc. in the United States District Court for the District of Massachusetts. Susman Godfrey LLP is lead counsel for the Company. The costs to prosecute those parties that the Company and our legal counsel believe to be infringing on said patents are expensed by the Company.

There can be no assurance that the Company will be successful in its ability to prosecute its IP portfolio or that we will be able to acquire additional patents.

NOTE 9 – SALE OF MARKETABLE SECURITIES

When Worlds Inc. spun off Worlds Online Inc. in January 2011, the Company retained 5,936,115 shares of common stock in Worlds Online Inc. (now named MariMed Inc.). Those shares were retained on the books of the Company with a book value of $0. During the year ended December 31, 2017, the Company sold 582,805 shares at an average price of $0.56 per share raising $326,153. The proceeds from the sale are treated as a gain on sale of marketable securities in the financial statements.

NOTE 10 - SUBSEQUENT EVENT

The company received an additional $875,000 in January upon the exercise of 35,000,000 warrants to purchase 35,000,000 shares of the Company’s common stock at $0.025 per share.

On February 9, 2018 the Company implemented a 5 for 1 reverse split of the Company’s common stock.

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Worlds Inc.
Balance Sheets
March 31, 2018 and December 31, 2017
	Unaudited	Audited
	March 31, 2018	December 31, 2017

ASSETS:
Current Assets
Cash and cash equivalents	$1,147,409	$168,229
Due from related party	20,998	15,998

Total Current Assets	1,168,407	184,227

Total assets	$1,168,407	$184,227

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities
Accounts payable	$797,908	$797,908
Accrued expenses	2,307,268	2,813,656
Notes payable	773,279	773,279
Notes Payable	750,000	25,000

Total Current Liabilities	4,628,455	4,409,843

Long Term Liabilities
Notes payable	—	725,000

Total Long Term Liabilities	—	725,000

Stockholders' (Deficit)

Common stock (Par value $0.001 authorized 250,000,000 shares, issued and outstanding 49,354,833 at March 31, 2018 and December 31, 2017, reflecting the reverse split respectively)	49,355	49,355
Common stock subscribed but not yet issued 7,000 at March 31, 2018 and 0 at December 31, 2017, reflecting the reverse split respectively)	7,000	—
Additional paid in capital	40,126,237	37,918,817
Common stock-warrants	1,206,913	1,206,913
Accumulated deficit	(44,849,553)	(44,125,701)
Total stockholders deficit	(3,460,046)	(4,950,614)

Total Liabilities and stockholders' deficit	$1,168,407	$184,228

The accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statements of Operations
For the Three Months Ended March 31, 2018 and 2017
	Unaudited	Unaudited
	2018	2017

Revenues
Revenue	$—	$—

Total Revenue	—	—

Cost and Expenses

Cost of Revenue	—	—

Gross Profit/(Loss)	—	—

Warrant expense	1,339,420	—
Selling, General & Admin.	206,931	145,579
Salaries and related	70,460	64,054

Operating loss	(1,616,811)	(209,633)

Other Income (Expense)
Gain on sale of marketable securities	904,054	—
Loss on conversion of payable to common stock	—	(5,394)
Interest Expense	(11,096)	(11,096)
Net Income/(Loss)	$(723,852)	$(226,123)

Weighted Average Loss per share	$(0.01)	**
Weighted Average Common Shares Outstanding (reflecting the reverse stock split)	49,354,888	48,345,830

**=less than $0.01

The accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statements of Cash Flows
Three Months Ended March 31, 2018 and 2017
	Unaudited	Unaudited
	3/31/18	3/31/17
Cash flows from operating activities:
Net gain/(loss)	$(723,852)	(226,123)
Adjustments to reconcile net loss to net cash (used in) operating activities
Fair value of warrants issued	1,339,420	—
Accounts payable and accrued expenses	(506,389)	23,962
Due from/to related party	(5,000)	(9,279)
Net cash (used in) operating activities:	104,179	(211,440)

Cash flows from financing activities
Proceeds from exercise of warrants	875,000	292,800
Issuance of common stock as payment for account payable	—	25,582
Net cash provided by financing activities	875,000	318,382

Net increase/(decrease) in cash and cash equivalents	979,178	106,942

Cash and cash equivalents, including restricted, beginning of period	168,229	93,378

Cash and cash equivalents, including restricted, end of period	$1,147,409	200,320

Non-cash financing activities

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	—
Income taxes	$—	—

The accompanying notes are an integral part of these financial statements

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Worlds Inc.

NOTES TO FINANCIAL STATEMENTS

Three Months Ended March 31, 2018

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc. (currently called MariMed Inc.), the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with MariMed Inc. to sublicense its patented technologies.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company has always been considered a developmental stage business, has incurred significant losses since its inception and has had minimal revenues from operations. The Company will require substantial additional funds for development and enforcement of its patent portfolio. There can be no assurance that the Company will be able to obtain the substantial additional capital resources to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company has not been able to generate sufficient revenue or obtain sufficient financing which has had a material adverse effect on the Company, including requiring the Company to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. As the Company has focused its attention on increasing its patent portfolio and enforcing it, the Company has been operating at a significantly reduced capacity, with only one full time employee and using consultants to perform any additional work that may be required.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

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Revenue Recognition

Effective for the second quarter of 2011, the Company spun off its online businesses to MariMed Inc. The Company’s current sources of revenue after the spin off are expected to be from any revenue that may be generated from enforcing its patents. The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectability is reasonable assured. This will usually be in the form of a receipt of a customer’s acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income. Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during 2017 and thus far in 2018.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

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 Notes Payable

The Company has $773,279 in short term notes outstanding at March 31, 2017 and December 31, 2017. These are old notes payable for which the statute of limitations has passed and therefore the Company does not expect it will ever have to repay those notes.

The Company has an additional $750,000 in short term notes outstanding at March 31, 2018. As of December 31, 2017 $725,000 of such additional notes were categorized as long term notes and only $25,000 were categorized as short term notes.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. As of March 31, 2018 there were 5,430,000 options and 4,480,000 warrants whose effect is anti-dilutive and not included in diluted net loss per share. As of December 31, 2017, there were 5,430,000 (post reverse split) options and 7,980,000 (post reverse split) warrants, whose effect is anti-dilutive and not included in diluted net loss per share for December 31, 2017. The options and warrants may dilute future earnings per share.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During 2000 the Company was involved in a lawsuit relating to unpaid consulting services. In April, 2001 a judgment against the Company was rendered for approximately $205,000. As of March 31, 2018 and December 31, 2017, the Company recorded a reserve of $205,000 for this lawsuit, which is included in accrued expenses in the accompanying balance sheets.

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 Risk and Uncertainties

The Company is subject to risks common to companies in the technology industries, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2017.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 - Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

•	Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, other receivables, accounts payable & accrued expenses, due to related party, notes payable and notes payables, approximate their fair values because of the short maturity of these instruments. The Company's convertible notes payable are measured at amortized cost.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 3. See Note 5.

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Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

The Company has reviewed the new tax law recently enacted and determined that there will not be a material impact on the financial statements.

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NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has had periods where it had only minimal revenues from operations. There can be no assurance that the Company will be able to obtain the additional capital resources to fully implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will likely have a material adverse effect on the Company, including possibly requiring the Company to completely reduce and/or cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - EQUITY

On February 9, 2018 the Company implemented a 5 for 1 reverse split of the Company’s common stock.

During the three months ended March 31, 2018 the Company received an additional $875,000 upon the exercise of 35,000,000 warrants (pre reverse split) to purchase 35,000,000 (pre reverse split) shares of the Company’s common stock at $0.025 per share.

During the three months ended March 31, 2018, the Company issued 3,500,000 warrants as part of a subscription agreement. Each warrant entitles the holder to purchase one share of common stock at a price of $0.325. The warrants expire in five years.  The Company recorded a warrant expense of $1,339,420 equal to the estimated fair value of the warrants at the date of issuance. The fair market value was calculated using the Binomial option price calculation method assuming approximately 2.52% risk-free interest, 0% dividend yield, 443% volatility, exercise price of $0.325 per share with a current market price of $0.385 and an expected life of 5 years.

During the three months ended March 31, 2017 the Company received an additional $292,800 upon the exercise of 24,400,000 warrants (pre reverse split) to purchase 24,400,000 (pre reverse split) shares of the Company’s common stock at $0.012 per share.

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NOTE 4 - NOTES PAYABLE

Notes payable at March 31, 2018 consist of the following:
Entire balance of principal and unpaid interest due on demand	$124,230
Entire balance of principal and unpaid interest due on demand	$649,049
Promissory notes	$700,000
Notes Payable - related party	$50,000
Total notes	$1,523,279
2018	$773,279
2019	$750,000
2020	$-0-
2021	$-0-
2022	$-0-
$1,523,279

The promissory notes and note payable related party carry a 6% annual interest rate and are payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s). The holders of the promissory notes shall receive repayment in the full face amount of the note from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition the holder shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment. All of the promissory notes had reached their maturity date and extension agreements have been signed for all of the $750,000 in notes.

NOTE 5 – STOCK OPTIONS

No stock options were issued during the three months ended March 31, 2018 and no stock options were exercised during the three months ended March 31, 2018.

During the three months ended March 31, 2018, the Company issued 3,500,000 warrants as part of a subscription agreement. Each warrant entitles the holder to purchase one share of common stock at a price of $0.325. The warrants expire in five years.  The Company recorded a warrant expense of $1,339,420 equal to the estimated fair value of the warrants at the date of issuance. The fair market value was calculated using the Binomial option price calculation method assuming approximately 2.52% risk-free interest, 0% dividend yield, 443% volatility, exercise price of $0.325 per share with a current market price of $0.385 and an expected life of 5 years.

No stock options were issued during the three months ended March 31, 2017 and no stock options were exercised during the three months ended March 31, 2017.

Stock Warrants and Options
Stock warrants/options outstanding and exercisable on a post reverse split basis on March 31, 2018 are as follows:

Exercise Price per Share	Shares Under Option/warrant	Remaining Life in Years
Outstanding and Exercisable
$0.325	3,500,000	4.83
$0.15	5,220,000	4.50
$0.15	580,000	2.70
$0.05	200,000	4.70
$0.30	200,000	4.70
$0.775	40,000	0.75
$0.70	50,000	0.75
$0.55	60,000	2.25
$0.65	60,000	2.25

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NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  Mr. Kidrin exercised his one-year renewal option. The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The option portion of Mr. Kidrin’s employment agreement has expired and has been replaced by an option agreement giving Mr. Kidrin the option to purchase 5,000,000 million post reverse split shares of Worlds Inc. common stock at an exercise price of $0.15 per share, all of which vest on October 1, 2017. The remaining parts of the agreement have been renewed by Mr. Kidrin for one year. The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

NOTE 7 - RELATED PARTY TRANSACTIONS

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, MariMed Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers.

Due from related party account is comprised of cash payments for operating expenses made by Worlds Inc on behalf of MariMed Inc. The balance at March 31, 2018 is a due from related party of $20,998 and the balance on December 31, 2017 is $15,998.

NOTE 8 - PATENTS

Worlds Inc. currently has nine patents, 6,219,045 - 7,181,690 - 7,493,558 – 7,945,856, - 8,082,501, – 8,145,998 – 8,161,383, – 8,407,592 and 8,640,028. On March 30, 2012, the Company filed a patent infringement lawsuit against Activision Bizzard Inc., Blizzard Entertainment Inc. and Activision Publishing Inc. in the United States District Court for the District of Massachusetts. Susman Godfrey LLP is lead counsel for the Company. The costs to prosecute those parties that the Company and our legal counsel believe to be infringing on said patents were capitalized under patents until a resolution is reached.

There can be no assurance that the Company will be successful in its ability to prosecute its IP portfolio or that we will be able to acquire additional patents.

NOTE 9 – SALE OF MARKETABLE SECURITIES

When Worlds Inc. spun off Worlds Online Inc. in January 2011, the Company retained 5,936,115 shares of common stock in Worlds Online Inc. (now named MariMed Inc.). Those shares were retained on the books of the Company with a book value of $0. During the three months ended March 31, 2018, the Company sold 1,069,045 shares at an average price of $0.85 per share raising $904,054. The proceeds from the sale are treated as a gain on sale of marketable securities in the financial statements.

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